UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

BANDWIDTH INC.

(Name of Registrant as Specified In Its Charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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BANDWIDTH INC.

NOTICE OF ANNUAL MEETING

AND

PROXY STATEMENT

2018 ANNUAL MEETING OF STOCKHOLDERS

May 17, 2018

BANDWIDTH INC.

900 Main Campus Drive, Suite 100

Raleigh, North Carolina 27606

April 11, 2018

Dear Bandwidth Stockholder:

On behalf of the Board of Directors and management of Bandwidth Inc., I invite you to attend the 2018 Annual Meeting of Stockholders (the “Annual Meeting”).

The Annual Meeting will be held on Thursday, May 17, 2018 at 9:30 a.m. Eastern Time at the Park Alumni Center, 2450 Alumni Drive, Raleigh, North Carolina 27606. The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement includes details regarding admission to the Annual Meeting and the business to be conducted at the Annual Meeting.

I hope that you will be able to attend the Annual Meeting in person. If you do not plan to come, I strongly encourage you to vote as soon as possible to ensure that your shares are represented at the Annual Meeting. The accompanying Proxy Statement explains more about voting. Please read it carefully.

We sincerely appreciate your continued support.

Sincerely,

David A. Morken

Co-Founder, Chief Executive Officer and Chairman of the Board

BANDWIDTH INC.

900 Main Campus Drive, Suite 100

Raleigh, North Carolina 27606

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 9:30 a.m. Eastern Time on Thursday, May 17, 2018

Dear Stockholders of Bandwidth Inc.:

We cordially invite you to attend the 2018 annual meeting of stockholders (the “Annual Meeting”) of Bandwidth Inc., a Delaware corporation, which will be held on Thursday, May 17, 2018 at 9:30 a.m. Eastern Time at the Park Alumni Center, 2450 Alumni Drive, Raleigh, North Carolina 27606, for the following purposes, as more fully described in the accompanying proxy statement:

1.	To elect two Class I directors to serve until the 2021 annual meeting of stockholders and until their successors are duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2018; and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Our board of directors has fixed the close of business on April 4, 2018 as the record date for the Annual Meeting. Only stockholders of record on April 4, 2018 are entitled to notice of and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.

The proxy statement and annual report can be accessed directly at the following Internet address:

https://www.proxydocs.com/BAND.

YOUR VOTE IS IMPORTANT. We urge you to submit your vote via the Internet or mail as soon as possible to ensure that your shares are represented, regardless of whether you plan to attend the Annual Meeting. For additional instructions on voting by the Internet, please refer to your proxy card. Returning the proxy does not deprive you of your right to attend the Annual Meeting and to vote your shares at the Annual Meeting.

We sincerely appreciate your continued support.

By order of the Board of Directors,

W. Christopher Matton

Secretary and General Counsel

Raleigh, North Carolina

April 11, 2018

i

BANDWIDTH INC.

PROXY STATEMENT

FOR

2018 ANNUAL MEETING OF STOCKHOLDERS

PROCEDURAL MATTERS

This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our board of directors for use at the 2018 annual meeting of stockholders of Bandwidth Inc., a Delaware corporation (the “Company”), and any postponements, adjournments or continuations thereof (the “Annual Meeting”). The Annual Meeting will be held on Thursday, May 17, 2018, at 9:30 a.m. Eastern Time at the Park Alumni Center, 2450 Alumni Drive, Raleigh, North Carolina 27606.

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.

How do I attend the Annual Meeting?

The meeting will be held on Thursday, May 17, 2018, at 9:30 a.m. Eastern Time at the Park Alumni Center, 2450 Alumni Drive, Raleigh, North Carolina 27606. Information on how to vote in person at the Annual Meeting is discussed below.

Who can vote at the Annual Meeting?

Holders of either class of our common stock as of the close of business on April 4, 2018, the record date for the Annual Meeting, may vote at the Annual Meeting. As of the record date, there were 4,202,831 shares of our Class A common stock outstanding and there were 13,489,628 shares of our Class B common stock outstanding. Our Class A common stock and Class B common stock will vote as a single class on all matters described in this proxy statement for which your vote is being solicited. Stockholders are not permitted to cumulate votes with respect to the election of directors. Each share of Class A common stock is entitled to one vote on each proposal and each share of Class B common stock is entitled to 10 votes on each proposal. Our Class A common stock and Class B common stock are collectively referred to in this proxy statement as our “common stock.”

Registered Stockholders. If shares of our common stock are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote live at the Annual Meeting. Throughout this proxy statement, we refer to these registered stockholders as “stockholders of record.”

Street Name Stockholders. If shares of our common stock are held on your behalf in a brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares that are held in “street name,” and your broker or nominee is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee as to how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares of our common stock live at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of our proxy materials by mail, your broker, bank or other nominee will provide a voting instruction form for you to use. Throughout this proxy statement, we refer to stockholders who hold their shares through a broker, bank or other nominee as “street name stockholders.”

What matters am I voting on?

You will be voting on:

●	the election of two Class I directors to serve until the 2021 annual meeting of stockholders and until their successors are duly elected and qualified;

●	a proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2018; and

●	any other business as may properly come before the Annual Meeting.

How does the board of directors recommend I vote on these proposals?

Our board of directors recommends a vote:

●	“FOR” the election of Brian D. Bailey and Henry R. Kaestner as Class I directors; and

●	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2018.

How many votes are needed for approval of each proposal?

●

Proposal No. 1: The election of directors requires a plurality of the voting power of the shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereon to be approved. “Plurality” means that the nominees who receive the largest number of votes cast “For” such nominees are elected as directors. As a result, any shares not voted “For” a nominee (whether because of stockholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “For” or “Withhold” on each of the nominees for election as a director.

●

Proposal No. 2: The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2018 requires the affirmative vote of a majority of the voting power of the shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereon to be approved. Abstentions are considered shares present and entitled to vote on this proposal, and thus, will have the same effect as a vote “Against” this proposal. This proposal is a “routine” matter for which we do not expect any broker non-votes. Any broker non-votes will have the same effect as a vote “Against” this proposal.

What is a quorum?

A quorum is the minimum number of shares required to be present at the Annual Meeting to properly hold an annual meeting of stockholders and conduct business under our second amended and restated bylaws and Delaware law. The presence, in person or represented by proxy, of a majority of the voting power of all issued and outstanding shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. Abstentions, withhold votes and broker non-votes are counted as shares present and entitled to vote for purposes of determining a quorum.

How do I vote?

If you are a stockholder of record, there are four ways to vote:

●	by Internet at voteproxy.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on May 16, 2018 (have your proxy card in hand when you visit the website);

●	by completing and mailing your proxy card (if you received printed proxy materials); or

●	by written ballot at the Annual Meeting.

If you plan to attend the Annual Meeting, we recommend that you also vote by proxy so that your vote will be counted if you later decide not to attend the Annual Meeting.

If you are a street name stockholder, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee to direct your broker, bank or other nominee on how to vote your shares. Street name stockholders should generally be able to vote by returning a voting instruction form, or by telephone or on the Internet. However, the availability of telephone and Internet voting will depend on the voting process of your broker, bank or other nominee. As discussed above, if you are a street name stockholder, you may not vote your shares in person at the Annual Meeting unless you obtain a legal proxy from your broker, bank or other nominee.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of Class A common stock you owned as of April 4, 2018 and ten votes for each share of Class B common stock you owned as of April 4, 2018.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote online, by completing a proxy card or in person at the Annual Meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

Brokerage firms and other intermediaries holding shares of our common stock in street name for their customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter: the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2018. Your broker will not have discretion to vote on any other proposals, which are “non-routine” matters, absent direction from you.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of the two nominees for director and “For” the ratification of Ernst & Young LLP as independent auditors for fiscal 2018. If any other matter is properly presented at the meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using the individual’s best judgment. If you are a street name stockholder and you do not give voting instructions to your broker or nominee, your broker will leave your shares unvoted on this matter.

Can I change my vote?

Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

●	entering a new vote by Internet;

●	completing and returning a later-dated proxy card;

●	notifying W. Christopher Matton, the Corporate Secretary of Bandwidth Inc., in writing, at Bandwidth Inc., 900 Main Campus Drive, Suite 100, Raleigh, NC 27606; or

●	attending and voting at the Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy).

If you are a street name stockholder, your broker, bank or other nominee can provide you with instructions on how to change your vote.

What do I need to do to attend the Annual Meeting in person?

If you plan to attend the meeting, you must be a holder of Company shares as of the record date of April 4, 2018.

On the day of the meeting, each stockholder will be required to present the following:

●	valid government photo identification, such as a driver’s license or passport; and

●

street name stockholders holding their shares through a broker, bank, trustee, or other nominee will need to bring proof of beneficial ownership as of April 4, 2018, the record date, such as their most recent account statement reflecting their stock ownership prior to April 4, 2018, a copy of the voting instruction card provided by their broker, bank, trustee, or other nominee, or similar evidence of ownership.

Seating will begin at 9:00 a.m. and the meeting will begin promptly at 9:30 a.m. Seating is limited and you will be permitted entry on a first-come, first-served basis. You will not be permitted to use cameras, recording devices, computers and other personal electronic devices at the Annual Meeting, as all photography and video are prohibited at the Annual Meeting.

Please allow ample time for check-in. Parking is limited. For security reasons, large bags and packages will not be allowed at the Annual Meeting. Persons may be subject to search.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our board of directors. Our board of directors has designated David A. Morken, Jeffrey A. Hoffman and W. Christopher Matton as proxy holders. The shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder when properly dated, executed and returned. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors as described above. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.

How are proxies solicited for the Annual Meeting?

Our board of directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker, bank or other nominee holds shares of our common stock on your behalf. In addition, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Our directors and employees will not be paid any additional compensation for soliciting proxies.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the Securities and Exchange Commission (the “SEC”) within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to the Current Report on Form 8-K as soon as they become available.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of our proxy materials, to multiple stockholders who share the same address, unless we have received contrary instructions from one or more of such stockholders. This procedure reduces our printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of our proxy materials, to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of our proxy materials, such stockholder may contact us at:

Bandwidth Inc.

Attention: Investor Relations

900 Main Campus Drive, Suite 100

Raleigh, NC 27606

Street name stockholders may contact their broker, bank or other nominee to request information about householding.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at next year’s annual meeting of stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for the 2019 annual meeting of stockholders, our Corporate Secretary must receive the written proposal at our principal executive offices not later than December 10, 2018. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to:

Bandwidth Inc.

Attention: Investor Relations

900 Main Campus Drive, Suite 100

Raleigh, NC 27606

Our second amended and restated bylaws also establish a notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our second amended and restated bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in our proxy materials with respect to such annual meeting, (ii) otherwise properly brought before such annual meeting by or at the direction of our board of directors or (iii) properly brought before such meeting by a stockholder of record entitled to vote at such annual meeting who has delivered timely written notice to our Corporate Secretary, which notice must contain the information specified in our second amended and restated bylaws. To be timely for the 2019 annual meeting of stockholders, our Corporate Secretary must receive the written notice at our principal executive offices:

●	not earlier than the close of business on January 26, 2019; and

●	not later than the close of business on February 25, 2019.

If we hold the 2019 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary of the Annual Meeting, then, for notice by the stockholder to be timely, it must be received by the secretary not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting, or the tenth day following the day on which public announcement of the date of such annual meeting is first made.

If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting of stockholders does not appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.

Nomination of Director Candidates

Holders of our common stock may propose director candidates for consideration by the independent members of our board of directors. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to our General Counsel or legal department at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see the section titled “Board of Directors and Corporate Governance—Stockholder Recommendations and Nominations to the Board of Directors.”

In addition, our second amended and restated bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our second amended and restated bylaws. In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our second amended and restated bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time periods described above under the section titled “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.

Availability of Bylaws

A copy of our second amended and restated bylaws is available via the SEC’s website at http://www.sec.gov. You may also contact our Corporate Secretary at the address set forth above for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our business and affairs are managed under the direction of our board of directors. Our board of directors consists of five directors. Our board of directors is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the class whose term is then expiring. Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, our board of directors has determined that Messrs. Bailey and Suriano, representing two of our five directors, are “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the NASDAQ Global Select Market.

The following table sets forth the names, ages as of March 31, 2018, and certain other information for each of the members of our board of directors with terms expiring at the Annual Meeting and for each of the continuing members of our board of directors:

	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Directors with Terms Expiring at the Annual Meeting/Nominees
Brian D. Bailey(1)	I	51	Director	2013	2018	2021
Henry R. Kaestner	I	48	Director	2001	2018	2021
Continuing Directors
John C. Murdock(2)	II	53	Co-Founder, Chief Executive Officer and Chairperson	2016	2019	—
Douglas Suriano(1)	II	56	Director	2017	2019	—
David A. Morken(3)	III	48	Director	2001	2020	—

(1)	Member of the audit and compensation committee

(2)	Member of the audit committee

(3)	Member of the compensation committee

Nominees for Director

Brian D. Bailey has served as a director since February 2013. Mr. Bailey is a Co-Founder and Managing Partner of Carmichael Partners, a private investment firm based in Charlotte, North Carolina. Prior to forming Carmichael Partners, he worked in private equity at The Carlyle Group in Washington, Forstmann Little & Co. in New York and Carousel Capital in Charlotte. In addition to his private equity background, Mr. Bailey previously held investment banking positions at Bowles Hollowell Conner & Co. in Charlotte and CS First Boston in New York and served in several government positions in Washington including Special Assistant to the President in the Office of the White House Chief of Staff and Director of Strategic Planning and Policy at the U.S. Small Business Administration. Mr. Bailey currently serves on the board of directors of Bandwidth, Bluerock Residential Growth REIT, Republic Wireless, Inc. and the TDF Foundation. He has previously served on the board of directors of a number of private, public and nonprofit organizations. Mr. Bailey holds a B.A. degree from the University of North Carolina at Chapel Hill and an M.B.A. degree from the Stanford Graduate School of Business.

Mr. Bailey was selected to serve on our board of directors due to his experience in the private equity industry and as a director of public and private companies.

Henry R. Kaestner joined David Morken as Co-Founder in 2001 when he merged Bandwidth International into Bandwidth.com and subsequently served as CEO until early 2008. Mr. Kaestner has served as a director of Bandwidth since 2001. Mr. Kaestner is a Co-Founder and Managing Principal of Sovereign’s Capital, a private investment firm headquartered in Raleigh, North Carolina with offices in Jakarta, Indonesia and Los Gatos, California. Mr. Kaestner previously served as the CEO of Bandwidth International, an international wholesale telecommunications broker based in London, England. Mr. Kaestner was also a founder of Chapel Hill Broadband, a U.S.-based consultant and broker that specialized in dark fiber and large wholesale transactions that was sold to Cantor Fitzgerald. In addition, Mr. Kaestner was a Founder and former President and CEO of Chapel Hill Brokers, an energy broker which achieved more than $50 million in daily trade volume on more than 150 transactions, for clients including Morgan Stanley and Merrill Lynch. Chapel Hill Brokers was sold to APB Energy (now ICAP Energy) in 1999. Mr. Kaestner received a B.A. in international relations from the University of Delaware.

Mr. Kaestner was selected to serve on our board of directors due to his experience as our Co-Founder and due to his experience in the private equity industry and as an executive officer in other businesses.

Directors Continuing in Office Until the 2019 Annual Meeting

John C. Murdock. See the section titled “Executive Officers” for Mr. Murdock’s biographical information.

Douglas A. Suriano has served as a director of Bandwidth since October 2017. Mr. Suriano is senior vice president and general manager of Oracle Communications. Mr. Suriano joined Oracle Communications in 2013 as vice president of products following Oracle Communications’ acquisition of Tekelec, Inc. At Tekelec, Inc., Mr. Suriano served as chief technology officer and vice president of engineering. Prior to Tekelec, Inc., Mr. Suriano served as the vice president of engineering at dynamicsoft, Inc. and chief information officer for QAD, Inc. Before QAD, Inc., Mr. Suriano managed the information technology division for the United States Marine Corps. Mr. Suriano holds a B.S. degree from the U.S. Naval Academy and an M.S. in information technology from the U.S. Naval Postgraduate School.

Mr. Suriano was selected to serve on our board of directors due to his business experience in the information technology and communications industries.

Directors Continuing in Office Until the 2020 Annual Meeting

David A. Morken. See the section titled “Executive Officers” for Mr. Morken’s biographical information.

Director Independence

Our Class A common stock is listed on the NASDAQ Global Select Market. Under the listing requirements and rules of the NASDAQ Global Select Market, independent directors must comprise a majority of our board of directors within one year after the completion of our initial public offering in November 2017, subject to specified exceptions. In addition, the rules of the NASDAQ Global Select Market require that, subject to specified exceptions, each member of a listed company’s audit and compensation committees be independent.

Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the listing standards of the NASDAQ Global Select Market. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and the listing standards of the NASDAQ Global Select Market.

Our board of directors has undertaken a review of its composition, the composition of its committees and the independence of each director. Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, our board of directors has determined that Messrs. Bailey and Suriano, representing two of our five directors, do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the NASDAQ Global Select Market. In making this determination, our board of directors considered the current and prior relationships that each non-employee director has with the Company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

We have received regulatory approval from the Federal Communications Commission (“FCC”) and expect to receive regulatory approval from one remaining state public utility commissions promptly, which would allow us to become a controlled company in the future. Certain holders of our Class B common stock may begin to either (i) voluntarily convert their shares of Class B common stock to shares of Class A common stock on a one-for-one basis or (ii) otherwise dispose of their shares of Class B common stock, which will result in the automatic conversion of the shares of Class B common stock into shares of Class A common stock upon completion of such dispositions. In either case, the voting power of the remaining holders of Class B common stock (including Mr. Morken, our co-founder and chief executive officer) will increase. Over time, Mr. Morken’s relative voting power may increase, which would allow us to become a “controlled company” under the corporate governance rules for NASDAQ-listed companies (the “IPO-Related Reorganization”). If the IPO-Related Reorganization is completed, Mr. Morken may control a majority of our outstanding voting power in which case we would be a “controlled company” under the corporate governance rules of the NASDAQ Global Select Market. Therefore, we may not be required to have a majority of our board of directors be independent, nor would we be required to have a compensation committee or an independent nominating function.

Board Leadership Structure

Mr. Morken currently serves as both the Chairman of our board of directors and as our Chief Executive Officer. Our non-management directors bring experience, oversight and expertise from outside of the Company, while Mr. Morken brings Company-specific experience and expertise. As our co-founder, Mr. Morken is best positioned to identify strategic priorities, lead critical discussion and execute our business plans. We believe that the structure of our board of directors and committees of our board of directors provides effective independent oversight of management while Mr. Morken’s combined role enables strong leadership, creates clear accountability and enhances our ability to communicate our message and strategy clearly and consistently to stockholders.

We do not have a lead independent director. Rather, our independent directors provide strong independent leadership for our audit committee and compensation committee. Our independent directors meet in executive session after meetings of the board of directors; the presiding director for the executive session rotates among our independent directors.

Board Meetings and Committees

Our board of directors may establish the authorized number of directors from time to time by resolution. Our board of directors currently consists of five members.

During our fiscal year ended December 31, 2017, our board of directors held twelve meetings (including regularly scheduled and special meetings), and each director attended at least 75% of the aggregate of (i) the total number of meetings of our board of directors held during the period for which he had been a director and (ii) the total number of meetings held by all committees of our board of directors on which he served during the periods that he served.

We do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders. We nonetheless encourage, but do not require, our directors to attend.

Our board of directors has established an audit committee and a compensation committee. The composition and responsibilities of each of the committees of our board of directors is described below. Members serve on these committees until their resignation or until as otherwise determined by our board of directors.

Audit Committee

Our audit committee consists of Mr. Bailey, who is the chair of the committee, and Messrs. Suriano and Murdock. Our board of directors has determined that all members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the NASDAQ Global Select Market. Our board of directors has determined Mr. Bailey is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act of 1933, as amended, or the Securities Act. Rule 10A-3 of the Exchange Act and the NASDAQ rules require us to have an audit committee composed entirely of independent directors by the first anniversary of our initial public offering. Our board of directors has affirmatively determined that Messrs. Bailey and Suriano meet the definition of “independent director” for purposes of serving on an audit committee under Rule 10A-3 under the Exchange Act and the NASDAQ rules. Mr. Murdock is not independent for purposes of Rule 10A-3 under the Exchange Act by reason of his employment with the Company, but our board of directors appointed Mr. Murdock to the audit committee at a time when the Company had fewer than three independent directors, relying on the exemption from the independence standards of Rule 10A-3(b)(1) contained in Rule 10A-3(b)(1)(iv)(A) under the Exchange Act. We intend to comply with the rules’ independence requirements within the time period specified.

Our audit committee provides oversight of our accounting and financial reporting process, the audit of our consolidated financial statements and our internal control function. Among other matters, the audit committee assists the board of directors in oversight of the independent auditors’ qualifications, independence and performance; is responsible for the engagement, retention and compensation of the independent auditors; reviews the scope of the annual audit; reviews and discusses with management and the independent auditors the results of the annual audit and the review of our quarterly consolidated financial statements including the disclosures in our annual and quarterly reports filed with the SEC; reviews our risk assessment and risk management processes; establishes procedures for receiving, retaining and investigating complaints received by us regarding accounting, internal accounting controls or audit matters; approves audit and permissible non-audit services provided by our independent auditor; and reviews and approves related party transactions under Item 404 of Regulation S-K. In addition, our audit committee oversees our internal audit function.

Our audit committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of the NASDAQ Global Select Market. A copy of the charter of our audit committee is available on our website at https://investors.bandwidth.com/.

Our reliance on the exemption from the independence standards available to us as a newly public company under Rule 10A-3 of the Exchange Act and the NASDAQ rules does not materially adversely affect the ability of the audit committee to act independently and to satisfy the other requirements of Rule 10A-3 of the Exchange Act in any proxy or information statement for a meeting of stockholders at which directors are elected that is filed with the SEC pursuant to the requirements of Section 14 of the Exchange Act.

Our audit committee held two meetings during fiscal year 2017.

Compensation Committee

Our compensation committee consists of Mr. Bailey, who is the chair of the committee, and Messrs. Morken and Suriano. Two of the members of our compensation committee are independent under the applicable rules and regulations of the SEC, the NASDAQ Global Select Market, and Section 16 of the Exchange Act. Under

NASDAQ Rule 5615(b)(1), we are permitted to phase in our compliance with the independent compensation committee requirements set forth in NASDAQ Rule 5605(d). Accordingly, our compensation committee is currently made up of a majority, but not entirely, of independent directors. To the extent we do not become a “controlled company” as defined under the corporate governance rules for NASDAQ-listed companies, we expect our compensation committee to be made up entirely of independent directors on or before the first anniversary of our initial public offering. We have determined that the fact that our compensation committee is made up of a majority, but not entirely, of independent directors does not materially and adversely affect the ability of the compensation committee to act independently and to satisfy the other requirements of the SEC and the NASDAQ Global Select Market.

Our compensation committee adopts and administers the compensation policies, plans and benefit programs for our executive officers and all other members of our executive team. In addition, among other things, our compensation committee annually evaluates, in consultation with the board of directors, the performance of our CEO, reviews and approves corporate goals and objectives relevant to compensation of our CEO and other executives and evaluates the performance of these executives in light of those goals and objectives. Our compensation committee also adopts and administers our equity compensation plans.

Our compensation committee receives and relies upon reports from Radford. Radford is a part of Aon plc and serves as the Company’s executive compensation consulting firm. The Company’s management engaged Radford on behalf of the Company. The Company’s management directed Radford to evaluate the Company’s executive compensation and equity compensation practices, including an analysis of the Company’s compensation practices relative to its peer group, and to otherwise provide advice to the Company.

Our compensation committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of the NASDAQ Global Select Market. A copy of the charter of our compensation committee is available on our website https://investors.bandwidth.com/.

Pursuant to our 2017 Incentive Award Plan, our board may delegate to one or more committees of our directors and/or officers, subject to the limitations imposed under the 2017 Incentive Award Plan, Section 16 of the Exchange Act, stock exchange rules and other applicable laws, all or part of its authority to approve certain grants of equity awards to certain individuals. Our board has delegated such authority to our compensation committee.

Our compensation committee held one meeting during fiscal year 2017.

Director Nominations

We do not have a standing nominating committee. In accordance with Rule 5605(e) of the NASDAQ rules and subject to the phase-in schedules for initial public offerings pursuant to Rule 5615(b)(1) of the NASDAQ rules, a majority of the independent directors may recommend a director nominee for selection by our board of directors. Our board of directors believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors who will participate in the consideration and recommendation of director nominees are Messrs. Bailey and Suriano. If the IPO-Related Reorganization is completed, we may become a “controlled company” within the meaning of NASDAQ’s corporate governance standards, and at such time we would be exempt from the requirement that director nominees be selected by our independent directors and would instead be decided by our full board.

Compensation Committee Interlocks and Insider Participation

Other than Mr. Morken, none of the members of our compensation committee is or has at any time during the past year been one of our officers or employees. None of our executive officers currently serves or in the past year has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee. See the section titled “Certain Relationships and Related Party Transactions” for information about related party transactions involving members of our compensation committee or their affiliates.

Identifying and Evaluating Director Nominees

The independent members of our board of directors have the responsibility to identify suitable candidates for nomination to the board of directors (including candidates to fill any vacancies that may occur) and to assess their qualifications. Such board members may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that they deem to be appropriate in the evaluation process.

Our board then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and considering the overall composition and needs of our board of directors. Based on the results of the evaluation process, our board approves director nominees for election to the board of directors.

Minimum Qualifications

The independent members of our board of directors use a variety of methods for identifying and evaluating director nominees and will consider all facts and circumstances that they deem appropriate or advisable. In their identification and evaluation of director candidates, our board will consider the current size and composition of our board of directors and the needs of our board of directors and the respective committees of our board of directors. Some of the qualifications they consider include, without limitation, issues of character, ethics, integrity, judgment, diversity of experience, independence, skills, education, expertise, business acumen, length of service, understanding of our business and industry, potential conflicts of interest and other commitments. Nominees must also have proven achievement and competence in their field, the ability to offer advice and guidance to our management team, the ability to make significant contributions to our success, and an understanding of the fiduciary responsibilities that are required of a director. Director candidates must have sufficient time available in the judgment of our board of directors to perform all board of director and committee responsibilities. Members of our board of directors are expected to prepare for, attend, and participate in all board of director and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although our board of directors may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests.

Although our board of directors does not maintain a specific policy with respect to board diversity, our board of directors believes that our board of directors should be a diverse body, and our independent members of our board of directors consider a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, our independent members of our board of directors may take into account the benefits of diverse viewpoints.

Stockholder Recommendations and Nominations to the Board of Directors

Stockholders may submit recommendations for director candidates to the independent members of our board of directors by sending the individual’s name and qualifications to our General Counsel at Bandwidth Inc., 900 Main Campus Drive, Suite 100, Raleigh, North Carolina 27606. Our General Counsel will forward all recommendations to the independent members of our board of directors. The independent members of our board of directors will evaluate any candidates recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management. Alternatively, stockholders who would like to nominate a candidate for director (in lieu of making a recommendation to the independent members of our board of directors) must comply with the requirements described in this proxy statement and our second amended and restated bylaws.

Stockholder and Other Interested Party Communications

Our board of directors provides to every stockholder and any other interested parties the ability to communicate with the board of directors, as a whole, and with individual directors on the board of directors through an established process for stockholder communication. For a stockholder communication directed to the board of directors as a whole, stockholders and other interested parties may send such communication to our General Counsel via U.S. Mail or Expedited Delivery Service to: Bandwidth Inc., 900 Main Campus Drive, Suite 100, Raleigh, North Carolina 27606, Attn: Board of Directors c/o General Counsel.

For a stockholder or other interested party communication directed to an individual director in his capacity as a member of the board of directors, stockholders and other interested parties may send such communication to the attention of the individual director via U.S. Mail or Expedited Delivery Service to: Bandwidth Inc., 900 Main Campus Drive, Suite 100, Raleigh, North Carolina 27606, Attn: [Name of Individual Director].

Our General Counsel, in consultation with appropriate members of our board of directors, as necessary, will review all incoming communications and, if appropriate, all such communications will be forwarded to the appropriate member or members of our board of directors, or if none is specified, to the Chairman of our board of directors.

Code of Business Conduct and Ethics

Our board of directors has adopted a code of business conduct and ethics that applies to all our employees, officers and directors including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. A copy of our Code of Business Conduct and Ethics is available on our Internet website at https://investors.bandwidth.com and may also be obtained without charge by contacting our Corporate Secretary at Bandwidth Inc., 900 Main Campus Drive, Suite 100, Raleigh, North Carolina 27606. We intend to disclose any amendments to our code of business conduct and ethics, or waivers of its requirements, on our website or in filings under the Exchange Act, as required by the applicable rules and exchange requirements. During fiscal year 2017, no waivers were granted from any provision of the Code of Business Conduct and Ethics.

Risk Management

Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance, and reputational. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day management of risks the Company faces, while our board of directors, as a whole and assisted by its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are appropriate and functioning as designed.

Our board of directors believes that open communication between management and our board of directors is essential for effective risk management and oversight. Our board of directors meets with our Chief Executive Officer and other members of the senior management team at quarterly meetings of our board of directors, where, among other topics, they discuss strategy and risks facing the Company, as well at such other times as they deemed appropriate.

While our board of directors is ultimately responsible for risk oversight, our board committees assist our board of directors in fulfilling its oversight responsibilities in certain areas of risk. Our audit committee assists our board of directors in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures, legal and regulatory compliance, and discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management. Our audit committee also reviews our major financial risk exposures and the steps management has taken to monitor and control these exposures. Our audit committee also monitors certain key risks on a regular basis throughout the fiscal year, such as risk associated with internal control over financial reporting and liquidity risk. Our compensation committee assesses risks created by the incentives inherent in our compensation policies. Our full board of directors fulfills its oversight responsibilities with respect to the management of risk associated with board organization, membership and structure, and corporate governance. Finally, our full board of directors reviews strategic and operational risk in the context of reports from the management team, receives reports on all significant committee activities at each regular meeting, and evaluates the risks inherent in significant transactions.

Non-Employee Director Compensation

We maintain a policy for the compensation of our non-employee directors. Our non-employee directors receive compensation in the form of the following cash retainers and equity awards:

Annual Retainer for Board Membership
Annual service on the board of directors	$50,000
Additional Annual Retainer for Committee Membership
Annual service as member of the audit committee (other than chair)	$5,000
Annual service as chair of the audit committee	$10,000
Annual service as member of the compensation committee (other than chair)	$2,500
Annual service as chair of the compensation committee	$5,000

We also provided that each non-employee director would be granted annually restricted stock units (“RSUs”) having a grant date value of $75,000 (the “Annual Grant”). The number of the RSUs for the Annual Grant are determined by dividing $75,000 by the fair market value of one share of the Company’s Class A common stock on the date of grant. The Annual Grant vests in equal quarterly installments over the one year following the grant date on each of March 31st, June 30th, September 30th and December 31st, subject to continued service as a director through the applicable vesting date.

Employee directors will receive no additional compensation for their service as a director.

We reimburse all reasonable out-of-pocket expenses incurred by directors for their attendance at meetings of our board of directors or any committee thereof.

2017 Director Compensation

The following table provides information regarding the total compensation that was earned by or paid to each of our directors (other than Messrs. Morken and Murdock) in fiscal year 2017. Neither Mr. Morken, who is our Chief Executive Officer, nor Mr. Murdock, who is our President, received any additional compensation for his service as a director in fiscal year 2017. The compensation received by Messrs. Morken and Murdock, as a named executive officer of the Company, is presented in “Executive Compensation—2017 Summary Compensation Table.”

Name	Fees earned or paid in cash ($)		Stock awards ($)(1)	All Other Compensation		Total ($)
Brian D. Bailey(1)	111,118	(2)	—	—		111,118
Henry R. Kaestner	7,125		—	$82,857	(3)	89,982
Douglas A. Suriano (1)	8,194		—	—		8,194

(1)	As of December 31, 2017, Messrs. Bailey, Kaestner and Suriano each held no outstanding equity awards.

(2)	Amount shown includes $101,536 paid to Carmichael Partners, a private investment firm based in Charlotte, North Carolina, in respect of Mr. Bailey’s service as a director.

(3)	Amounts shown include (i) $82,013 in base salary earned by Mr. Kaestner in consideration for his service as a full-time employee, and (ii) $844 paid on Mr. Kaestner’s behalf for mobile phone service.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our board of directors is currently composed of five members. In accordance with our second amended and restated certificate of incorporation, our board of directors is divided into three staggered classes of directors. At the Annual Meeting, two Class I directors will be elected for a three-year term to succeed the same class whose term is then expiring.

Each director’s term continues until the election and qualification of his or her successor, or such director’s earlier death, resignation or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of our board of directors may have the effect of delaying or preventing changes in the control of the Company.

Nominees

Our board of directors has approved Brian D. Bailey and Henry R. Kaestner as nominees for election as Class I directors at the Annual Meeting. If elected, each of Mr. Bailey and Mr. Kaestner will serve as Class I directors until the 2021 annual meeting of stockholders and until their successors are duly elected and qualified. Each of the nominees is currently a director of the Company. For information concerning the nominees, please see the section titled “Board of Directors and Corporate Governance.”

If you are a stockholder of record and you sign your proxy card or vote over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted “FOR” the election of Mr. Bailey and Mr. Kaestner. We expect that Mr. Bailey and Mr. Kaestner will each accept such nomination; however, if a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by our board of directors to fill such vacancy. If you are a street name stockholder and you do not give voting instructions to your broker or nominee, your broker will leave your shares unvoted on this matter.

Vote Required

The election of directors requires a plurality of the voting power of the shares of our common stock be present in person or represented by proxy at the Annual Meeting and entitled to vote thereon to be approved. Broker non-votes will have no effect on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

EACH OF THE NOMINEES NAMED ABOVE.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed Ernst & Young LLP (“E&Y”), an independent registered public accounting firm, to audit our consolidated financial statements for our fiscal year ending December 31, 2018. During our fiscal year ended December 31, 2017, E&Y served as our independent registered public accounting firm.

Notwithstanding the appointment of E&Y, and even if our stockholders ratify the appointment, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our audit committee believes that such a change would be in the best interests of the Company and our stockholders. At the Annual Meeting, our stockholders are being asked to ratify the appointment of E&Y as our independent registered public accounting firm for our fiscal year ending December 31, 2018. Our audit committee is submitting the appointment of E&Y to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of E&Y will be present at the Annual Meeting, and they will have an opportunity to make a statement and will be available to respond to appropriate questions from our stockholders.

If our stockholders do not ratify the appointment of E&Y, our board of directors may reconsider the appointment.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional audit services and other services rendered to the Company by E&Y for our fiscal years ended December 31, 2016 and 2017.

Name	2016	2017
	(in Thousands)
Audit Fees(1)	$597,077.00		$2,379,815.00
Audit-Related Fees	$136,184.00	$
Tax Fees(2)	$76,348.00	$
All Other Fees	—		—
Total Fees	$809,609.00		$2,411,221.00

(1)

Audit Fees consist of professional services rendered in connection with the audit of our annual consolidated financial statements, including audited financial statements presented in our Annual Report on Form 10-K and services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements for those fiscal years. Fees for fiscal 2017 also consisted of professional services rendered in connection with our Registration Statements on Form S-1 related to the initial public offering of our Class A common stock completed in November 2017.

(2)

Tax Fees consist of fees for professional services for tax compliance, tax advice and tax planning. These services include consultation on tax matters and assistance regarding federal, state and international tax compliance.

Auditor Independence

In our fiscal year ended December 31, 2017, there were no other professional services provided by E&Y, other than those listed above, that would have required our audit committee to consider their compatibility with maintaining the independence of E&Y.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our audit committee established a policy governing our use of the services of our independent registered public accounting firm. Under this policy, our audit committee is required to pre-approve all audit, internal control-related services and permissible non-audit services performed by our independent registered public accounting firm to ensure that the provision of such services does not impair the public accountants’ independence. Our audit committee has pre-approved all services performed by E&Y since the adoption of our pre-approval policy.

Vote Required

The ratification of the appointment of E&Y as our independent registered public accounting firm for our fiscal year ending December 31, 2018 requires the affirmative vote of a majority of the voting power of the shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. Abstentions and broker non-votes, if any, will have the effect of a vote against this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE

APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM.

REPORT OF THE AUDIT COMMITTEE

The audit committee is a committee of the board of directors that meets the listing standards of the NASDAQ Global Select Market and the rules and regulations of the Securities and Exchange Commission (“SEC”). The audit committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of the NASDAQ Global Select Market. A copy of the charter of the audit committee is available on our website at https://investors.bandwidth.com/. The composition of the audit committee, the attributes of its members and the responsibilities of the audit committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The audit committee reviews and assesses the adequacy of its charter and the audit committee’s performance on an annual basis.

The audit committee provides oversight of our accounting and financial reporting process, the audit of our consolidated financial statements, and our internal control function. With respect to our financial reporting process, our management establishes and maintains internal controls and prepares our consolidated financial statements. Our independent registered public accounting firm, Ernst &Young LLP (“E&Y”), performs an independent audit of our consolidated financial statements. The audit committee oversees these activities. The audit committee does not prepare our financial statements, which is the responsibility of management.

Consistent with the audit committee’s oversight function, the Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2017 with the Company’s management. The audit committee has discussed with E&Y, the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The audit committee also has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence.

Based on the audit committee’s review and discussions with management and E&Y, the audit committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2017 for filing with the SEC.

Respectfully submitted by the members of the audit committee of the board of directors:

Brian D. Bailey, Chairman

John C. Murdock

Douglas A. Suriano

This report of the audit committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (“Securities Act”), or under the Securities Exchange Act of 1934, as amended (“Exchange Act”), except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

EXECUTIVE OFFICERS

The following table identifies certain information about our executive officers as of March 31, 2018. Our executive officers are appointed by, and serve at the discretion of, our board of directors and each holds office until his successor is duly elected and qualified or until his resignation or removal. There are no family relationships among any of our directors or executive officers.

Name	Age	Position
David A. Morken	48	Co-Founder, Chief Executive Officer and Chairman
John C. Murdock	53	President
Jeffrey A. Hoffman	49	Chief Financial Officer
W. Christopher Matton	47	General Counsel and Secretary

Executive Officers

David A. Morken is the Co-Founder, Chairman and CEO of Bandwidth. Mr. Morken is also the Co-Founder, Chairman of the board of directors, and former CEO of Republic Wireless, Inc. Mr. Morken is the Co-Founder of Durham Cares. Prior to founding Bandwidth in 1999, Mr. Morken served on active duty in the Marine Corps as a Judge Advocate and Headquarters Company Commander. Mr. Morken received a B.A. in Political Science from Oral Roberts University and a J.D. from the University of Notre Dame Law School. Additionally, Mr. Morken serves as a board member of Republic Wireless, Inc.

Mr. Morken was selected to serve on our board of directors as our Co-Founder and due to his knowledge of the Company and our business.

John C. Murdock joined Bandwidth in 2008 and serves as President and board member. Mr. Murdock previously served as Bandwidth’s General Counsel. Additionally, Mr. Murdock serves as a board member of Republic Wireless, Inc. Prior to joining Bandwidth, Mr. Murdock founded a specialized law firm with a national level complex civil litigation practice. As a Marine officer, Mr. Murdock served on active duty, including combat service in Operation Desert Shield/Storm. Mr. Murdock obtained a B.S. in Finance from Miami University of Ohio, with an NROTC scholarship and a J.D. from the University of Notre Dame Law School.

Mr. Murdock was selected to serve on our board of directors due to his knowledge of the Company and our business.

Jeffrey A. Hoffman joined Bandwidth in 2011 and serves as Chief Financial Officer. Mr. Hoffman oversees all financial operations for Bandwidth, including accounting, treasury, tax, financial analysis and reporting and is responsible for developing and implementing financial systems and reporting structures. Mr. Hoffman brings more than 18 years of financial management experience and has held senior positions with public and leading private equity sponsored companies. Before joining Bandwidth, he served as Vice President of Financial Planning & Analysis for Hawaiian Telcom where he led the company’s budgeting, financial modeling and management reporting functions. In addition, Mr. Hoffman was a key contributor to Hawaiian Telcom’s capital restructuring and listing on NASDAQ in 2010. Prior to Hawaiian Telcom, Mr. Hoffman served as the Director of Finance and Planning for Madison River Communications where he was instrumental in many mergers and acquisitions throughout the company’s history including its eventual acquisition by CenturyLink in 2007. Mr. Hoffman earned a B.A. in Economics and International Relations from the University of Wisconsin at Madison and an MBA from the Kellogg Graduate School of Management at Northwestern University.

W. Christopher Matton has served as General Counsel of Bandwidth since 2010. As General Counsel, Mr. Matton provides support and counsel for corporate, human resources, intellectual property, legal and regulatory matters. Prior to joining Bandwidth, Mr. Matton was a partner at Kilpatrick Stockton LLP. Mr. Matton also previously served on the founding team and board of managers of Veritas Collaborative, an eating disorder treatment hospital system. Mr. Matton has worked with companies ranging from early stage to publicly traded companies and has represented clients in venture capital financings, private equity financings, mergers and acquisitions, public and private offerings of securities and other corporate matters. Mr. Matton earned a B.S. in Economics from the Wharton School of the University of Pennsylvania and a J.D. from Wake Forest University, where he also served as the Executive Editor of the Wake Forest Law Review.

EXECUTIVE COMPENSATION

Overview

This section discusses the material components of the executive compensation program offered to our named executive officers, identified below. For 2017, our named executive officers were:

●	David A. Morken, Co-Founder, Chief Executive Officer and Chairman;

●	John C. Murdock, President; and

●	Jeffrey A. Hoffman, Chief Financial Officer.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012, or JOBS Act, and have elected to comply with the reduced compensation disclosure requirements available to emerging growth companies under the JOBS Act.

We design our compensation programs to:

●	attract, motivate, incentivize and retain employees at the executive level who contribute to our long-term success;

●	provide compensation packages to our executives that are competitive and reward the achievement of our business objectives and effectively align their interests with those of our stockholders; and

●

effectively align our executives’ interests with those of our stockholders by focusing on long-term equity incentives that correlate with the growth of sustainable long-term value for our stockholders.

2017 Summary Compensation Table

The following table provides information regarding the total compensation, for services rendered in all capacities, that was paid or earned by our named executive officers during the fiscal years ended December 31, 2016 and December 31, 2017.

Name and principal position	Year	Salary ($)	Bonus ($)(1) (2)	Stock awards ($)	Option awards ($)	Nonequity incentive plan compensation ($)(3)	All other compensation ($)(4)	Total ($)
David A. Morken	2017	375,000	750,000	—	—	378,750	10,007	1,513,757
Co-Founder, Chief Executive Officer and Chairman	2016	375,000	100,000	—	—	450,000	6,212	931,212
John C. Murdock	2017	340,000	—	—	—	395,738	9,181	744,919
President	2016	304,890	100,000	—	—	208,580	6,808	620,278
Jeffrey A. Hoffman	2017	309,067	—	—	—	310,684	14,536	634,288
Chief Financial Officer	2016	289,877	75,000	—	—	173,955	12,474	551,307

(1)

Amounts shown for 2017 represent a cash bonus that Mr. Morken received pursuant to his employment agreement in connection with our November 2017 initial public offering. For additional information, refer to the discussion in the “Narrative to Summary Compensation Table” below under the heading “—2017 Bonus Payable to Mr. Morken.”

(2)

Amounts shown for 2016 represent discretionary cash bonuses paid based on the spin-off of Republic Wireless, Inc. in November 2016. For additional information, refer to the discussion in the “Narrative Disclosure to 2016 Summary Compensation Table” below under the heading “—2016 Transaction Bonus Awards.”

(3)

Amounts shown represent annual cash performance bonuses earned. For additional information, refer to the discussion in the “Narrative to Summary Compensation Table” below under the heading “—Annual Performance-Based Bonus Opportunity.”

(4)

Amounts shown represent long-term disability plan premiums, 401(k) plan matching contributions, the fair market value of spousal travel provided in connection with our November 2017 initial public offering, the fair market value of phone service provided, and gift cards. For additional information, refer to the discussion in the “Narrative to Summary Compensation Table” below under the heading “—Retirement, Health, Welfare and Additional Benefits.”

Narrative to Summary Compensation Table

The primary elements of compensation in 2017 for our named executive officers were base salary and annual cash bonuses. Our named executive officers are also eligible to participate in our employee benefit plans and programs, including medical and dental benefits, flexible spending accounts, long-term care benefits, and short- and (other than Mr. Morken) long-term life insurance, to the same extent as our other full-time employees, subject to the terms and eligibility requirements of those plans.

Base Salaries

Our named executive officers receive base salary to compensate them for the satisfactory performance of duties to the Company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. Our compensation committee periodically reviews base salaries of our named executive officers in consultation with management and the Company’s executive compensation consultant, to determine whether any adjustments are necessary or appropriate. Effective December 1, 2017, the annual base salary for Mr. Hoffman was increased to $364,800.

Annual Performance-Based Bonus Opportunity

In addition to base salaries, our named executive officers are eligible to receive annual performance-based cash bonuses, which are designed to provide appropriate incentives to achieve defined annual corporate goals and to reward individual achievement towards these goals. The annual performance-based bonus that each named executive officer is eligible to receive is based on the individual’s target bonus, as a percentage of base salary, or target bonus percentage, and the extent to which we achieve the corporate goals that our board of directors or compensation committee establishes each year. The 2017 target bonus amounts for our named executive officers were 100% of annual base salary for Mr. Morken, 57% of annual base salary for Mr. Murdock and 51% for Mr. Hoffman.

If the target level of performance pre-established by our board of directors or compensation committee is achieved, 100% of the target incentive payment will be payable to the named executive officer. If the target level of performance is exceeded, additional amounts greater than the target incentive payment may be payable to the named executive officer. Awards are calculated linearly for achievement between the performance levels. Our 2017 executive performance bonus program was based on corporate goals of CPaaS revenue, “new logo” revenue, and adjusted EBITDA less capital expenditures, as well as the named executive officer’s individual achievement of personal objectives established by the Company relating to the strategic, tactical and functional objectives of his respective business unit or of the Company. “New logo revenue” means the 2017 CPaaS revenue attributable to CPaaS customers with which we did not have an executed contract for services as of December 31, 2016. The corporate goals of CPaaS revenue, “new logo” revenue, and adjusted EBITDA less capital expenditures accounted for 90% of each award, while the individual performance goals accounted for 10% of each award. Adjusted EBITDA means earnings before interest, tax, depreciation and amortization and excludes stock-based compensation expenses. It was determined that the Company’s achievement of CPaaS revenue, “new logo” revenue, and adjusted EBITDA less capital expenditures resulted in a 101% weighted average performance regarding the corporate goals. Our compensation committee determined that

Messrs. Morken, Murdock and Hoffman’s achievement of their individual objectives was 100%, 100% and 100%, respectively, of the target level of achievement. Based on these corporate achievements and the personal achievements of each of our named executive officers, our compensation committee awarded $378,750, $395,738, and $310,684 to Mr. Morken, Mr. Murdock and Mr. Hoffman, respectively.

2017 Bonus Payable to Mr. Morken

We entered into an employment agreement with David Morken as of January 1, 2015 (as amended on March 9, 2017). Pursuant to this agreement, Mr. Morken was entitled to receive a cash bonus of $750,000 upon the occurrence of our first firm commitment underwritten public offering resulting in gross proceeds of at least $35 million that occurs during the term of the employment agreement, which was paid promptly following our November 2017 initial public offering. The amount paid to Mr. Morken is reported under the “Bonus” column of the 2017 Summary Compensation Table above. See the section titled “Executive Compensation – Employment Agreements with Named Executive Officers – David A. Morken” for information regarding this agreement.

2016 Transaction Bonus Awards

As part of their compensation for 2016, each of our named executive officers received a one-time discretionary transaction-related bonus based on the successful spin-off of Republic Wireless, Inc. in November 2016. These bonus amounts were earned as of November 2016 and were paid in December 2016. The amounts awarded to our named executive officers are reported under the “Bonus” column of the 2016 Summary Compensation Table above.

Equity Compensation

During the fiscal year ended December 31, 2017, we did not grant any equity compensation to our named executive officers.

Retirement, Health, Welfare and Additional Benefits

Our named executive officers are eligible to participate in our employee benefit plans and programs, including medical and dental benefits, flexible spending accounts, long-term care benefits, and short- and (other than Mr. Morken) long-term life insurance, to the same extent as our other full-time employees, subject to the terms and eligibility requirements of those plans. Our named executive officers are also eligible to participate in a separate long-term disability plan which we maintain for our senior executives. Mr. Morken also participates in a separate life insurance plan that we maintain.

We sponsor a 401(k) defined contribution plan in which our named executive officers may participate, subject to limits imposed by the Internal Revenue Code (the “Code”), to the same extent as our other full-time employees. Currently, we match 3% of contributions made by participants in the 401(k) plan up to a maximum company match of $8,100. All matching contributions are subject to vesting at the rate of approximately 33% per year of service.

Perquisites and Personal Benefits

We generally do not provide perquisites or personal benefits to our named executive officers.

Outstanding Equity Awards at Fiscal 2017 Year-End Table

The following table sets forth information regarding outstanding equity awards held by our named executive officers as of December 31, 2017:

		Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
David Morken	4/13/2012	337,500	(1)	0	5.80	4/13/2022
John Murdock	10/2/2008	114,262	(2)	0	5.80	10/2/2018
	10/2/2008	39,000	(2)	0	5.80	10/2/2018
	7/26/2010	40,000	(3)	0	5.80	7/26/2020
	3/15/2011	300,000	(1)	0	5.80	3/15/2021
Jeffrey Hoffman	11/1/2011	81,522	(1)	0	5.80	11/1/2021
	6/4/2014	59,205	(4)	19,735	9.16	6/4/2024

(1)

The options, which are exercisable for Class A common stock, vested in equal annual installments over a four-year period, with the first such installment occurring on the first anniversary of the grant date.

(2)

The options, which are exercisable for Class B common stock, vested in equal annual installments over a four-year period, with the first such installment occurring on the first anniversary of the grant date.

(3)	The options, which are exercisable for Class A common stock, were fully vested as of the grant date.

(4)

The options, which are exercisable for Class A common stock, vest in equal annual installments over a four-year period, with the first such installment occurring on the first anniversary of the grant date, provided that in the event of a change in control or corporate reorganization, any unvested portion of the options shall vest and become exercisable immediately prior to such event, subject to Mr. Hoffman’s continued service to us.

Employment Agreements with Named Executive Officers

We have entered into employment agreements or offer letters with each of our named executive officers. Certain key terms of these agreements are described below.

David A. Morken

We entered into an employment agreement with David Morken as of January 1, 2015 (as amended on March 9, 2017), which has a current term that will expire on January 1, 2019 and which will automatically renew for additional one-year periods unless either Mr. Morken or we give at least 60 days’ notice of non-renewal to the other party.

This agreement entitled Mr. Morken to receive an initial base salary of $375,000 and the opportunity to earn an annual performance-based bonus, with a target of 100% of base salary, subject to the achievement of individual and company performance goals to be mutually agreed by our board of directors and Mr. Morken at the beginning of each calendar year. Mr. Morken also was entitled to receive a cash bonus of $750,000 upon the occurrence of our first firm commitment underwritten public offering resulting in gross proceeds of at least $35 million that occurs during the term of the employment agreement, which was paid promptly following our November 2017 initial public offering. Upon a liquidity event in which there is a change of control of the Company with a value of at least $750 million (calculated on an enterprise basis) and the transaction commences during the term of the employment agreement and closes on or prior to December 31, 2023, Mr. Morken will additionally be entitled to receive a liquidity bonus as shown in the table below (the “Liquidity Bonus”), subject to Mr. Morken’s continued employment through the date of such liquidity event (or his earlier termination by us for any reason or his resignation for “Good Reason” (as defined in his employment agreement) following the commencement of negotiations regarding the potential transaction).

Value Calculated on Enterprise Basis Liquidity Bonus
$750,000,000—$999,999,999	$5,000,000
$1,000,000,000—$1,249,999,999	$10,000,000
$1,250,000,000—$1,499,999,999	$12,500,000
$1,500,000,000—$1,749,999,999	$15,000,000
$1,750,000,000—$1,999,999,999	$17,500,000
$2,000,000,000 or more	$20,000,000

If payments to Mr. Morken from us would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, and would be subject to the excise tax imposed by Section 4999 of the Code, then such payments (including the Liquidity Bonus) would be reduced to the extent necessary to avoid the payment of any excess parachute payments and to avoid Mr. Morken being subject to the excise tax imposed by Section 4999 of the Code.

The employment agreement with Mr. Morken provides that any then outstanding and unvested stock options or shares of restricted stock will immediately vest, and the options will be exercisable for the remainder of their full original term, upon the earliest of (i) Mr. Morken’s death during the term of the agreement, (ii) a change in control of the Company, or (iii) the termination of Mr. Morken’s employment by us other than for “Cause” (as defined in his employment agreement and including our decision to not renew the term of the employment agreement) or by Mr. Morken for Good Reason. If Mr. Morken’s employment is terminated (i) by us other than for “Cause”, (ii) by Mr. Morken for “Good Reason” (as such capitalized terms are defined in his employment agreement), or (iii) by Mr. Morken for any reason within 12 months following a change of control of the Company that is not approved by at least a majority of our board of directors, then, subject to his execution of a general release of claims in our favor, Mr. Morken is entitled to receive 150% of his then-current base salary plus 150% of his target bonus for the year of termination, payable over an 18 month period following the termination. If Mr. Morken is terminated by us other than for Cause, he will also be entitled to receive company-paid basic medical insurance premiums for 18 months following his termination and a lump sum equal to 18 months of premiums for the term life insurance coverage then in effect. Mr. Morken has agreed to refrain from disclosing our confidential information during or at any time following his employment with us and from competing with us or soliciting our employees or customers during his employment and for twelve months following termination of his employment.

John C. Murdock

We entered into an employment agreement with John Murdock, effective October 1, 2008, which has a current term that will expire on January 1, 2019 and which will automatically renew for additional one-year periods unless either Mr. Murdock or we give at least 90 days’ notice of non-renewal to the other party. This agreement entitled Mr. Murdock to receive an initial base salary of $250,000 and the opportunity to earn a performance-based bonus, with an initial target of $100,000, which will be considered and paid in four quarterly installments, subject to the achievement of individual and company performance goals.

The employment agreement provides that if we terminate Mr. Murdock without “cause” (as generally described in his employment agreement), Mr. Murdock will be entitled to receive 12 months of his then-current base salary. If Mr. Murdock terminates the employment agreement, he is entitled to receive six months of his then-current base salary. In the event of a termination of the employment agreement without cause, Mr. Murdock will be eligible to vest on a prorated basis in the portion of his stock options that would have otherwise vested in the twelve months following such termination.

Jeffrey A. Hoffman

We entered into an offer letter agreement with Mr. Hoffman, dated as of September 16, 2011, which provides for at-will employment. This agreement entitled Mr. Hoffman to an initial base salary of $250,000 and the opportunity to earn an annual performance-based bonus, with a target of 50% of Mr. Hoffman’s base salary, subject to the achievement of management by objective performance goals. Pursuant to the terms of his offer letter agreement, if Mr. Hoffman’s employment is terminated (i) by us without “Cause,” or (ii) by Mr. Hoffman for “Good Reason,” (as such capitalized terms are defined in his employment agreement), then, subject to his execution of a general release of claims in our favor, Mr. Hoffman is entitled to receive six months of base salary continuation.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed the section titled “Executive Compensation” with management. Based on such review and discussion, the compensation committee has recommended to the board of directors that the section titled “Executive Compensation” be included in this proxy statement.

Respectfully submitted by the members of the compensation committee of the board of directors:

Compensation Committee

Brian D. Bailey, Chairman

David A. Morken

Douglas A. Suriano

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2017 with respect to the shares of our common stock that may be issued under our existing equity compensation plans.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders(1)	3,659,791	$6.88	1,050,000	(2)
Equity compensation plans not approved by stockholders	—	—	—

Total	3,659,791	$6.88	1,050,000

(1)	Includes the following plans: our 2001 Stock Option Plan, as amended (“2001 Plan”), our 2010 Equity Compensation Plan, as amended (“2010 Plan”), and our 2017 Incentive Award Plan (“2017 Plan”).

(2)

As of December 31, 2017, a total of 1,050,000 shares of our Class A common stock have been reserved for issuance pursuant to the 2017 Plan. The 2017 Plan provides that the number of shares reserved and available for issuance under the 2017 Plan will automatically increase each January 1, beginning on January 1, 2018, by 5% of the outstanding number of shares of our Class A common stock on the immediately preceding December 31 or such lesser number of shares as determined by our compensation committee. This number will be subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization. The shares of Class A common stock underlying any awards that are forfeited, cancelled, held back upon exercise or settlement of an award to satisfy the exercise price or tax withholding, reacquired by us prior to vesting, satisfied without the issuance of stock, expire or are otherwise terminated, other than by exercise, under the 2001 Plan and the 2010 Plan will be added back to the shares of Class A common stock available for issuance under the 2017 Plan. The Company no longer makes grants under either the 2001 Plan or the 2010 Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information available to us with respect to the beneficial ownership of our capital stock as of March 31, 2018, for:

●	each of our named executive officers;

●	each of our directors;

●	all our current directors and executive officers as a group; and

●	each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our Class A or Class B common stock.

We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.

We have based our calculation of percentage ownership of our common stock on 4,202,831 shares of our Class A common stock and 13,489,628 shares of our Class B common stock outstanding on March 31, 2018. We have deemed shares of our capital stock subject to stock options that are currently exercisable or exercisable within 60 days of March 31, 2018 to be outstanding and to be beneficially owned by the person holding the stock option for the purpose of computing the percentage ownership of that person. We have deemed shares of our capital stock subject to restricted stock units for which the service condition has been satisfied or would be satisfied within 60 days of March 31, 2018 to be outstanding and to be beneficially owned by the person holding the restricted stock units for the purpose of computing the percentage ownership of that person. However, we did not deem these shares subject to stock options or restricted stock units outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Bandwidth Inc., 900 Main Campus Drive, Suite 100, Raleigh, North Carolina 27606.

	Shares Beneficially Owned
	Class A		Class B		Voting %†	Ownership %
Name of Beneficial Owner	Shares	%	Shares	%
Named Executive Officers and Directors:
David A. Morken(1)	337,500	7.4	2,747,985	20.4	19.9	17.1
John C. Murdock(2)	340,000	7.5	384,565	2.8	3.0	4.0
Jeffrey A. Hoffman(3)	140,727	3.2	—	*	*	*
Brian D. Bailey(4)	32,451	*	2,092,338	15.5	15.1	12.0
Henry R. Kaestner(5)	1,201	*	2,393,764	17.7	17.2	13.5
Douglas A. Suriano(6)	1,644	*	—	*	*	*
All executive officers and directors as a group (7 persons):	1,016,023	19.5	7,585,972	55.6	54.6	45.6
5% Stockholders:
James A. Bowen and Related Entities(7)	—	*	1,649,099	12.2	11.9	9.3
Susan Bowen(8)	—	*	1,098,900	8.1	7.9	6.2
Carmichael Investment Partners LLC and Related Entities(9)	32,451	*	2,092,338	15.5	15.1	12.0
Capital Research Global Investors(10)	510,000	12.1	—	*	*	2.9
Ailanthus Master Fund (QP), LP(11)	212,686	5.1	—	*	*	1.2
BlackRock, Inc.(12)	325,000	7.7	—	*	*	1.8
The Bank of New York Mellon Corporation(13)	256,064	6.1	—	*	*	1.4
Alyeska Investment Group, L.P.(14)	300,000	7.1	—	*	*	1.7

*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares.

†

Percentage of total voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, as a single class. The holders of our Class A common stock are entitled to one vote per share, and holders of our Class B common stock are entitled to ten votes per share.

(1)

Consists of (i) 2,297,985 shares of Class B common stock held of record by Mr. Morken, (ii) 200,000 shares of Class B common stock held of record by Mr. Morken, as trustee of the David Morken 2014 Charitable Remainder Unitrust, (iii) 250,000 shares of Class B common stock held of record by Mr. Morken, as trustee of the 2015 Chrishelle Dawn Morken Irrevocable GST Trust, and (iv) 337,500 shares of Class A common stock subject to outstanding options that are exercisable within 60 days of March 31, 2018.

(2)

Consists of (i) 92,382 shares of Class B common stock held of record by Mr. Murdock, (ii) 52,409 shares of Class B common stock held of record by Mr. Murdock, as trustee of the John C. Murdock Family Line Trust, (iii) 52,007 shares of Class B common stock held of record by Mr. Murdock, as trustee of Murdock Trust ‘D’ u/a dated May 16, 2005, as amended, (iv) 340,000 shares of Class A common stock subject to outstanding options that are exercisable within 60 days of March 31, 2018, (v) 153,262 shares of Class B common stock subject to outstanding options that are exercisable within 60 days of March 31, 2018, and (vi) 34,505 shares of Class B common stock that Mr. Murdock has the option to purchase from Mr. Morken that are exercisable within 60 days of March 31, 2018.

(3)	Consists of 140,727 shares of Class A common stock subject to outstanding options that are exercisable within 60 days of March 31, 2018.

(4)

Consists of shares held by the Carmichael Entities identified in Note (9). Brian D. Bailey and Kevin J. Martin are the managing partners of Carmichael Bandwidth LLC and Carmichael Partners LLC and share voting and dispositive power with respect to the shares held by the Carmichael Entities and Carmichael Partners LLC.

(5)

Consists of (i) 2,381,902 shares of Class B common stock held of record by Mr. Kaestner, (ii) 1,977 shares of Class B common stock held of record by Mr. Kaestner, as custodian for Ford Evans Young IV, (iii) 1,977 shares of Class B common stock held of record by Mr. Kaestner, as custodian for Caroline Young, (iv) 1,977 shares of Class B common stock held of record by Mr. Kaestner, as custodian for Kate Young, (v) 1,977 shares of Class B common stock held of record by Mr. Kaestner, as custodian for Alice Young, (vi) 1,977 shares of Class B common stock held of record by Mr. Kaestner, as custodian for Eloise Young, (vii) 1,977 shares of Class B common stock held of record by Mr. Kaestner, as custodian for Henry Young, (viii) 379 shares of Class A common stock held of record by Mr. Kaestner, and (ix) 822 shares of Class A common stock issuable upon the settlement of RSUs releasable within 60 days of March 31, 2018.

(6)

Consists of (i) 822 shares of Class A common stock held of record by Mr. Suriano, and (ii) 822 shares of Class A common stock issuable upon the settlement of RSUs releasable within 60 days of March 31, 2018.

(7)

Consists of (i) 1,101,356 shares of Class B common stock held of record by Mr. Bowen, (ii) 178,572 shares of Class B common stock held by First Trust Capital Partners, LLC, (iv) 210,255 shares of Class B common stock held by FT Bandwidth Ventures, LLC and (v) 158,916 shares of Class B common stock held by FT Bandwidth Ventures II, LLC. The address for each of Mr. Bowen, First Trust Capital Partners, LLC, FT Bandwidth Ventures, LLC and FT Bandwidth Ventures II, LLC is 120 East Liberty Drive, Suite 400, Wheaton, IL 60187.

(8)	Consists of 1,098,900 shares of Class B common stock held of record by Ms. Bowen. The address for Ms. Bowen is 415 W. Union Avenue, Wheaton, IL 60187.

(9)

Consists of (i) 1,781,874 shares of Class B common stock held by Carmichael Investment Partners LLC (“CIP”), (ii) 178,572 shares of Class B common stock held by Carmichael Investment Partners II, LLC (“CIP II”), (iii) 123,142 shares of Class B common stock held by Carmichael Investment Partners III, LLC (“CIP III” and, together with CIP and CIP II, the “Carmichael Entities”), (iv) 8,750 shares of Class B common stock held by Carmichael Partners LLC, (vi) 31,250 shares of Class A common stock subject to outstanding options that are exercisable within 60 days of March 31, 2018, which are held personally by Kevin J. Martin, but the economic value of which will transfer to Carmichael Partners LLC, (vii) 379 shares of Class A common stock held of record by Mr. Bailey, and (viii) 822 shares of Class A common stock issuable upon the settlement of RSUs releasable to Mr. Bailey within 60 days of March 31, 2018. Carmichael Bandwidth LLC is the managing member of each of the Carmichael Entities. The address for each of the Carmichael Entities and Carmichael Partners LLC is c/o Carmichael Investment Partners LLC, 4725 Piedmont Row Drive, Suite 210, Charlotte, NC 28210.

(10)

Based on information reported by Capital Research Global Investors on Schedule 13G filed with the SEC on February 14, 2018. Of the shares of Class A common stock beneficially owned, Capital Research Global Investors reported that it has sole dispositive power with respect to 510,000 shares and sole voting power with respect to 510,000 shares. Capital Research Global Investors listed its address as 333 South Hope Street, Los Angeles, CA 90071.

(11)

Based on information reported by Ailanthus Master Fund (QP), LP on Schedule 13G filed with the SEC on January 8, 2018. Of the shares of Class A common stock beneficially owned, Ailanthus Master Fund (QP), LP reported that it has shared dispositive power with respect to 212,686 shares and shared voting power with respect to 212,686 shares. Ailanthus Master Fund (QP), LP listed its address as 61 Broadway, Suite 2825, New York, NY 10006.

(12)

Based on information reported by BlackRock, Inc. on Schedule 13G filed with the SEC on February 1, 2018. Of the shares of Class A common stock beneficially owned, BlackRock, Inc. reported that it has sole dispositive power with respect to 325,000 shares and sole voting power with respect to 325,000 shares. BlackRock, Inc. listed its address as 55 East 52nd Street, New York, NY 10055.

(13)

Based on information reported by The Bank of New York Mellon Corporation, BNY Mellon IHC, LLC, and MBC Investments Corporation on Schedule 13G filed with the SEC on February 7, 2018. Of the shares of Class A common stock beneficially owned, The Bank of New York Mellon Corporation reported that it has sole dispositive power with respect to 256,064 shares and sole voting power with respect to 219,016 shares, BNY Mellon IHC, LLC reported that it has sole dispositive power with respect to 246,012 shares and sole voting power with respect to 208,964 shares, and MBC Investments Corporation reported that it has sole dispositive power with respect to 246,012 shares and sole voting power with respect to 208,964 shares. The Bank of New York Mellon Corporation, BNY Mellon IHC, LLC, and MBC Investments Corporation listed their address as 225 Liberty Street, New York, NY 10286.

(14)

Based on information reported by Alyeska Investment Group, L.P. on Schedule 13G filed with the SEC on February 14, 2018. Of the shares of Class A common stock beneficially owned, Alyeska Investment Group, L.P. reported that it has shared dispositive power with respect to 300,000 shares and shared voting power with respect to 300,000 shares. Alyeska Investment Group, L.P. listed its address as 77 West Packer Drive, 7th Floor, Chicago, IL 60601.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the compensation arrangements, including employment, termination of employment and change in control arrangements, discussed in the section titled “Executive Compensation” the following is a description of each transaction since the beginning of our last fiscal year, and each currently proposed transaction in which:

●	we have been or are to be a participant;

●	the amount involved exceeded or exceeds $120,000; and

●

any of our directors, executive officers, or holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

Transactions with Republic Wireless

On November 30, 2016, we completed a pro-rata distribution of the common stock of Republic Wireless, Inc. (“Republic Wireless”) to our stockholders of record as of the close of business (the “Spin-Off”).

Reorganization Agreement

In connection with the Spin-Off, we and Republic Wireless entered into a Reorganization Agreement (the “Reorganization Agreement”) to provide for, among other things, the principal corporate transactions (including the internal restructuring) required to effect the Spin-Off, certain conditions to the Spin-Off and provisions governing the relationship between us and Republic Wireless with respect to and resulting from the Spin-Off.

The Reorganization Agreement provides for mutual indemnification obligations, which are designed to make Republic Wireless financially responsible for substantially all of the liabilities that existed relating to the Republic Wireless business at the time of the Spin-Off together with certain other specified liabilities, as well as for all liabilities incurred by Republic Wireless after the Spin-Off, and to make us financially responsible for all potential liabilities of Republic Wireless which are not related to the Republic Wireless business, including, for example, any liabilities arising as a result of Republic Wireless having been a division of Bandwidth, together with certain other specified liabilities. These indemnification obligations exclude any matters relating to taxes, employee matters and other intercompany agreements. For a description of the allocation of tax-related obligations, please see “—Tax Sharing Agreement” below.

In addition, the Reorganization Agreement provided for each of Republic Wireless and us to preserve the confidentiality of all confidential or proprietary information of the other party for five years following the Spin- Off, subject to customary exceptions, including disclosures required by law, court order or government regulation.

Tax Sharing Agreement

We entered into a Tax Sharing Agreement with Republic Wireless that governs our and Republic Wireless’ respective rights, responsibilities and obligations with respect to taxes and tax benefits, the filing of tax returns, the control of audits and other tax matters. References in this summary (i) to the terms “tax” or “taxes” mean U.S. federal, state, local and foreign taxes as well as any interest, penalties, additions to tax or additional amounts in respect of such taxes and (ii) to the term “Tax-related losses” refer to losses arising from the failure of the Spin-Off and related restructuring transactions to be tax-free.

Under the Tax Sharing Agreement, except as described below, (i) we are allocated all taxes attributable to Bandwidth (excluding Republic Wireless) and all taxes attributable to Republic Wireless for a pre-Spin-Off period, that are reported on any consolidated, combined or unitary tax return, and (ii) each of Bandwidth and

Republic Wireless is allocated all taxes attributable to it that are reported on any tax return (including any consolidated, combined or unitary tax return) that includes only itself or any of its respective affiliates and subsidiaries. Special rules apply, however, as follows:

●

We are allocated any taxes and Tax-related losses that result from the Spin-Off and related restructuring transactions, except that Republic Wireless is allocated any such taxes or Tax-related losses that (i) result primarily from, individually or in the aggregate, a breach by Republic Wireless of any of its covenants relating to the Spin-Off and related restructuring transactions, or (ii) result from the application of Section 355(e) of the Code to the Spin-Off as a result of the treatment of the Spin-Off as part of a plan (or series of related transactions) pursuant to which one or more persons acquire, directly or indirectly, a 50% or greater interest in the stock of Republic Wireless; and

●	We and Republic Wireless are each allocated 50% of any transfer taxes arising from the Spin-Off and related restructuring transactions.

We and Republic Wireless are restricted by certain covenants related to the Spin-Off and related restructuring transactions. These restrictive covenants require that neither we, Republic Wireless nor any member of our or their respective group take, or fail to take, any action if such action, or failure to act:

●

would be inconsistent with or prohibit certain restructuring transactions related to the Spin-Off from qualifying for tax-free treatment for U.S. federal income tax purposes to us and our subsidiaries;

●

would be inconsistent with or prohibit the Spin-Off from qualifying as a tax-free transaction under Section 355, Section 368(a)(1)(D) and related provisions of the Code to us, our subsidiaries and our stockholders; or

●

would be inconsistent with, or otherwise cause any person to be in breach of, any representation, covenant, or material statement made in connection with the tax opinion delivered to us relating to the qualification of the Spin-Off as a tax-free transaction under Section 355, Section 368(a)(1)(D) and related provisions of the Code.

Further, each party is restricted from taking any position for tax purposes that is inconsistent with the tax opinion obtained in connection with the Spin-Off. The parties must indemnify each other for taxes and losses allocated to them under the Tax Sharing Agreement and for taxes and losses arising from a breach by them of their respective covenants and obligations under the Tax Sharing Agreement.

Transition Services Agreements

In connection with the Spin-Off, we and Republic Wireless entered into the Transition Services Agreements, pursuant to which we provide Republic Wireless with specified services, including:

●	insurance administration;

●	other services typically performed by our legal, tax, accounting, and internal audit departments; and

●	such other services as we may obtain from our officers, employees and consultants in the management of our operations that Republic Wireless may from time to time request or require.

In addition, we provide to Republic Wireless certain technical and information technology services (including management information systems, computer, data storage, and network services).

In addition, Republic Wireless provides us with specified services, including insurance administration support, billing and collections support, certain customer support related to high customer impacting events associated with our Phonebooth service, other technical support and certain legal services related to intellectual property.

Republic Wireless pays us, and we pay Republic Wireless, an agreed-upon services fee under the Transition Services Agreements. We and Republic Wireless each also reimburse the other for direct out-of-pocket costs incurred by the other party for third-party services. We and Republic Wireless evaluate all charges for reasonableness semi-annually and adjust these charges as we mutually agree. For the twelve months ended December 31, 2017, we paid Republic Wireless $0.4 million and Republic Wireless paid us $1.0 million under the Transition Services Agreement. Prior to January 1, 2017, no payments were made or due.

The Transition Services Agreements continue in effect until the close of business on the second anniversary of the Spin-Off, unless earlier terminated (1) by Republic Wireless at any time on at least 30 days’ prior written notice, (2) by us upon written notice to Republic Wireless following a change in control or certain bankruptcy or insolvency-related events affecting Republic Wireless or (3) by Republic Wireless, upon written notice to us, following certain changes in control of us or our being the subject of certain bankruptcy or insolvency—related events. However, Republic Wireless’ obligation to provide certain customer support related to high customer-impacting events associated with our Phonebooth service continued in effect only until the close of business on the first anniversary of the Spin-Off.

Facilities Sharing Agreement

In connection with the Spin-Off, we entered into a Facilities Sharing Agreement (the “Facilities Sharing Agreement”) with Republic Wireless pursuant to which Republic Wireless shares our office facilities located at 940 Main Campus Drive, Raleigh, North Carolina through May 2022. Republic Wireless pays a sharing fee for use of the office facilities based on the amounts paid by us to our landlord and sublandlord, respectively, and an estimate of the usage of the office facilities by or on behalf of Republic Wireless. For the twelve months ended December 31, 2017, Republic Wireless paid us $0.9 million pursuant to the Facilities Sharing Agreement. The Facilities Sharing Agreement will continue in effect until May 2022, unless earlier terminated (1) by us upon written notice to Republic Wireless following a default by Republic Wireless of any of its material obligations under the Facilities Sharing Agreement, which default remains unremedied for 30 days after written notice of such default is provided, (2) by Republic Wireless upon written notice to us, following certain changes in control of us or our being the subject of certain bankruptcy or insolvency-related events or (3) by us upon written notice to Republic Wireless, following certain changes in control of Republic Wireless or Republic Wireless being the subject of certain bankruptcy or insolvency-related events.

Employee Matters Agreement

In connection with the Spin-Off, we entered into an Employee Matters Agreement (the “Employee Matters Agreement”) with Republic Wireless. The Employee Matters Agreement addresses customary matters associated with the transition of employees from employment with us to employment with Republic Wireless, including health, welfare and other similar benefits provided to such employees prior to and following the Spin-Off.

Master Services Agreement

In connection with the Spin-Off, we entered into a Master Services Agreement (the “Master Services Agreement”) with Republic Wireless pursuant to which, on a month-to-month basis, we provide Republic Wireless with certain telecommunications services. These telecommunications services include inbound calling, outbound calling, text messaging and 911 services. The Master Services Agreement, as well as the related service order form, rate sheet, and terms and conditions each is consistent with the terms and conditions we make available to our other customers and prospective customers. We provide Republic Wireless with these telecommunications services pursuant to the Master Services Agreement at fair market value. For the twelve months ended December 31, 2017, Republic Wireless paid us $2.0 million pursuant to the Master Services Agreement. Republic Wireless can choose to terminate the Master Services Agreement at any time.

Investors’ Rights Agreement

We are party to an Investors’ Rights Agreement that provides, among other things, that certain holders of our capital stock have the right to demand that we file a registration statement or request that their shares of our capital stock be covered by a registration statement that we are otherwise filing. The parties to the Investors’

Rights Agreement include entities affiliated with our current director Brian D. Bailey, entities affiliated with James Bowen, and Susan Bowen.

Conversion Lock-up Agreements

In connection with our November 2017 initial public offering, we entered into separate agreements (the “Conversion Lock-up Agreements”) with certain Class B stockholders (the “Key Holders”), pursuant to which each Key Holder agreed not to take any action that would cause certain shares of Class B common stock owned by the Key Holder to convert to Class A common stock on or before December 1, 2018.

Indemnification Agreements

Our second amended and restated certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by law. In addition, we entered into indemnification agreements with all our directors and executive officers in connection with our November 2017 initial public offering.

We also have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.

Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our board of directors.

Executive Compensation and Employment Arrangements

For a description of the compensation arrangements we have with our executive officers, please read the section titled “Executive Compensation.”

Other Transactions

We have granted stock options and RSUs to our named executive officers and certain of our directors. See the section titled “Executive Compensation—Outstanding Equity Awards at 2017 Year-End Table” for a description of these stock options and RSUs.

We have entered into change in control agreements with certain of our executive officers pursuant to offer letters and/or employment agreements that, among other things, provide for certain severance and change in control benefits. See the section titled “Executive Compensation—Executive Severance Plan.”

Other than as described above under this section titled “Certain Relationships and Related Party Transactions,” since January 1, 2017, we have not entered into any transactions, nor are there any currently proposed transactions, between us and a related party where the amount involved exceeds, or would exceed, $120,000, and in which any related person had or will have a direct or indirect material interest. We believe the terms of the transactions described above were comparable to terms we could have obtained in arm’s-length dealings with unrelated third parties.

Policies and Procedures for Related Party Transactions

Our audit committee has the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. Our policy regarding transactions between us and related persons provides that a related person is defined as a director, executive officer, nominee for director or greater than 5% beneficial owner of our Class A and Class B common stock, in each case since the beginning of the most recently completed year, and any of their immediate family members. Our audit committee charter provides that our audit committee shall review and approve or disapprove any related party transactions.

OTHER MATTERS

Section 16(A) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during 2017, all Section 16(a) filing requirements were satisfied on a timely basis.

2017 Annual Report and SEC Filings

Our financial statements for the year ended December 31, 2017 are included in our annual report on Form 10-K, which we will make available to stockholders at the same time as this proxy statement. Our annual report and this proxy statement are posted on our website at https://investors.bandwidth.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Investor Relations, Bandwidth Inc., 900 Main Campus Drive, Suite 100, Raleigh, North Carolina 27606.

*            *            *

The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote shares they represent in accordance with their own judgment on such matters.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

Raleigh, North Carolina

April 6, 2018

ANNUAL MEETING OF STOCKHOLDERS OF

BANDWIDTH INC.

May 17, 2018

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i  Please detach along perforated line and mail in the envelope provided.  i

∎      20230000000000001000     9                                                                 051718

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

	1. Election of Class I Directors:			2. RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2018.	FOR ☐	AGAINST ☐	ABSTAIN ☐
NOMINEES:
☐	FOR ALL NOMINEES	○ Brian D. Bailey	Class I director
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	○ Henry R. Kaestner	Class I director
☐	FOR ALL EXCEPT (See instructions below)

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1 and FOR Proposal 2.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: 🌑

				MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

∎

Note:  Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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0                             ∎

BANDWIDTH INC.

Proxy for Annual Meeting of Shareholders on May 17, 2018

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints David A. Morken, Jeffrey A. Hoffman and W. Christopher Matton, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Class A common stock and/or Class B common stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of Bandwidth Inc., to be held May 17, 2018 at Park Alumni Center, 2450 Alumni Drive, Raleigh, North Carolina 27606, and at any adjournments or postponements thereof, as follows:

(Continued and to be signed on the reverse side.)

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